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                                                                     EXHIBIT 1.2

                                                                  EXECUTION COPY

                               Pricing Agreement

Goldman, Sachs & Co., and
Banc of America Securities LLC,
 As Representatives of the several
 Underwriters named in Schedule I hereto, c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Goldman, Sachs & Co.,
 as Independent Underwriter
85 Broad Street
New York, New York 10004

                                                                  August 8, 2001

Ladies and Gentlemen:

       Louisiana-Pacific Corporation, a Delaware corporation (the "Company"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 8, 2001 (the "Underwriting Agreement"), between the Company, on the one hand, and Goldman, Sachs & Co. and Banc of America Securities LLC, as Representatives of the several Underwriters, and the Independent Underwriter, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Securities specified in Schedule II hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address of the Representatives referred to in such Section 14 are set forth at the end of Schedule II hereto.

       An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

       Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto. Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, upon the execution of this Agreement, the Company hereby confirms its engagement of the
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services of the Independent Underwriter as, and the Independent Underwriter
hereby confirms its agreement with the Company to render services as, a "qualified independent underwriter" within the meaning of Section (b)(15) of Rule 2720 with respect to the offering and sale of the Designated Securities specified herein, and all provisions with respect to the Independent Underwriter contained in the Underwriting Agreement are incorporated herein in their entirety.

       If the foregoing is in accordance with your understanding, please sign and return to us one for the Company, each of the Representatives and the Independent Underwriter, plus one for each counsel, counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, and by the Independent Underwriter, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters, the Independent Underwriter and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of other Underwriters party thereto.

                              Very truly yours,

                              Louisiana-Pacific Corporation

                              By:     /s/ Curtis M. Stevens
                                 -----------------------------------------
                              Name: Curtis M. Stevens
                              Title: Vice-President and Chief Financial Officer

Accepted as of the date hereof:

Goldman, Sachs & Co.
Banc of America Securities LLC,
 on behalf of each of the Underwriters

BY Goldman, Sachs & Co.


By:  /s/ Goldman, Sachs & Co.
     -----------------------------
     (Goldman, Sachs & Co.)




Independent Underwriter:

Goldman, Sachs & Co.


By:  /s/ Goldman, Sachs & Co.
     -----------------------------
     (Goldman, Sachs & Co.)
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                                   SCHEDULE I



                                                       Principal
                                                       Amount of
                                                      Designated
                                                    Securities to be
                      Underwriter                      Purchased
                      -----------                      ---------

Goldman, Sachs & Co.                                $ 100,000,000
Banc of America Securities LLC                         50,000,000
RBC Dominion Securities Corporation                    20,000,000
Wachovia Securities, Inc.                              20,000,000
Scotia Capital (USA) Inc.                              10,000,000
                                                    -------------

Total                                               $ 200,000,000
                                                    =============
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                                  SCHEDULE II



Title of Designated Securities:

   10.875% Senior Subordinated Notes due 2008

Aggregate principal amount:

   $200,000,000

Price to Public:

   100% of the principal amount of the Designated Securities, plus accrued interest, if any, from August 13, 2001

Purchase Price by Underwriters:

   98% of the principal amount of the Designated Securities, plus accrued interest, if any, from August 13, 2001

Form of Designated Securities:

   Book-entry only form represented by one or more global securities deposited with The Depository Trust Company ("DTC") or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

   Federal (same day) funds

Time of Delivery:

   10:00 a.m. (New York City time), August 13, 2001

Indenture:

   Indenture dated April 2, 1999, between the Company and Bank One Trust Company, N.A., as successor in interest to The First National Bank of Chicago, as Trustee, as supplemented by the Third Supplemental Trust Indenture, dated August 13, 2001 (the "Supplemental Indenture"), between the Company and Bank One Trust Company, N.A., as Trustee

Maturity:

   November 15, 2008

Interest Rate:

   10.875%
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Interest Payment Dates:

   May 15 and November 15, commencing May 15, 2002

Redemption Provisions:

   At any time prior to November 15, 2005, the Company has the option to redeem the Designated Securities, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Designated Securities being redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of the principal of and interest on the Designated Securities being redeemed (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, together, in either case, with accrued interest on the principal amount of the Designated Securities being redeemed to the date of redemption.

   At any time prior to November 15, 2004, the Company may, on one or more occasions, also redeem up to 35% of the aggregate principal amount of the Designated Securities (including additional securities of the same series issued under the Indenture as more fully described therein) issued under the Indenture at a redemption price of 110.875% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined in the Supplemental Indenture); provided that (1) at least 65% of the aggregate principal amount of the Designated Securities (including additional securities of the same series issued under the Indenture as more fully described therein) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Designated Securities held by the Company and its Subsidiaries); and
(2) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

   On or after November 15, 2005, the Company has the option to redeem all or a part of the Designated Securities upon not less than 30 nor more than 60 days' notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Designated Securities being redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

        Year                               Percentage
        ----                               ----------

        2005...........................    105.438%
        2006...........................    102.719%
        2007 and thereafter............    100.00%

   "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the U.S. Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Designated Securities, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Designated Securities.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of
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                                                                               3

such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

   "Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with the Company.

   "Reference Treasury Dealer" means (1) Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company is required to substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   There are no mandatory redemption provisions.

Change of Control:

   Following the occurrence of a Change of Control, the Company shall be required to make an offer to each holder of Designated Securities to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Designated Securities at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase.

   "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Section 13(d) of the Exchange
Act) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under Exchange Act), directly or indirectly, of more than 50% of the total voting stock of the Company; (b) the Company consolidates with, or merges with or into, another person, or another person consolidates with, or merges with or into, the Company, in either case pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities, or other property, other than any such transaction where (i) immediately after such transaction no "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), of more than 50% of the total voting stock (or comparable equity securities) of the person created by or surviving such transaction and (ii) the holders of a majority of the total voting stock of the Company immediately prior to such transaction hold, immediately following such transaction, a majority of the total voting stock (or comparable equity securities) of the person created by or surviving such transaction; (c) the sale, assignment, conveyance, transfer, lease or other disposition, in one or more related transactions, of all or substantially all of the assets of the Company and its restricted subsidiaries as a whole to any "person" or "group"
(as such terms are used in Section 13(d) of the Exchange Act); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office; or (e) the adoption by the Company's board of directors or the holders of a majority of the Company's outstanding common stock of a plan providing for the dissolution or liquidation of the Company. Notwithstanding the foregoing, a transaction effected to create a holding company of the Company will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Company becomes a wholly owned
Subsidiary of such holding company and (2) the
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                                                                               4

holders of the voting stock of such holding company immediately following such transaction are substantially the same as the holders of voting stock of the Company immediately prior to such transaction.

Asset Sales:

   In the event of an Asset Sale (as defined in the Supplemental Indenture) that requires the repurchase of Designated Securities pursuant to the Supplemental Indenture, the Company will be required to apply Excess Proceeds (as defined in the Supplemental Indenture) to the repayment of the Designated Securities and other pari passu indebtedness having similar asset sale provisions in accordance with the procedures set forth in the Supplemental Indenture.

Sinking Fund Provisions:

   No sinking fund provisions

Defeasance provisions:

   The Company may, at its option, at any time and subject to the provisions of the Indenture and Supplemental Indenture, elect to have its obligations discharged with respect to the outstanding Designated Securities ("Legal Defeasance") except for: (1) the rights of holders of outstanding Designated Securities to receive payments in respect of the principal of, or interest or premium, if any, on such Designated Securities when such payments are due from the trust referred to in the Indenture and Supplemental Indenture; (2) the Company's obligations with respect to issuing temporary Designated Securities, registering the transfer or exchange of Designated Securities, replacing mutilated, destroyed, lost or stolen Designated Securities, maintaining an office or agency and holding funds for holders of the Designated Securities in trust; (3) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith; and (4) the Legal Defeasance provisions of the Indenture and Supplemental Indenture.

   In addition, the Company may, at its option, at any time and subject to the provisions of the Indenture and Supplemental Indenture, elect to the have its obligations released with respect to certain covenants that are described in the Indenture and Supplemental Indenture ("Covenant Defeasance"), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default (as defined in the Indenture and Supplemental Indenture) with respect to the Designated Securities. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency and reorganization events) will no longer constitute an Event of Default with respect to the Designated Securities.

Closing location for delivery of Designated Securities:

   Simpson Thacher & Bartlett
   425 Lexington Avenue
   New York, New York  10017

Names and addresses of Representatives:

   Designated Representatives:
     Goldman, Sachs & Co.
     Banc of America Securities LLC

   Address for Notices, etc.:
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                                                                               5

     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, New York  10004

Name and address of Independent Underwriter:

   Goldman, Sachs & Co.
   85 Broad Street
   New York, New York  10004
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                                 SCHEDULE III



   Based upon clauses (A) through (D) of Section 4(b)(iv) of the Underwriting Agreement and assuming that the offering and sale of the Designated Securities is made as contemplated by the Underwriting Agreement, the Pricing Agreement and the Prospectus as amended or supplemented, the minimum yield on the Designated Securities recommended by the Independent Underwriter is 108.75% (corresponding to an initial public offering price of 100%), which minimum yield should in no way be considered or relied upon as an indication of the value of the Designated Securities.